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                                                                     EXHIBIT 4.6

                              KANEB SERVICES, INC.
                NON-EMPLOYEE DIRECTORS DEFERRED STOCK UNIT PLAN

     1. Purpose. This Non-Employee Directors Deferred Stock Unit Plan of Kaneb Services, Inc., a Delaware corporation, is intended to advance the best interests of the Company by providing non-employee directors of the Company with additional incentive and by increasing their proprietary interest in the success of the Company, thereby encouraging them to continue their service to the Company. By this Plan (as defined below), the Company (as defined below) seeks to establish an orderly compensation plan to more closely align the interests of a Participant (as defined below) with those of the Company's stockholders over a multi-year term, in return for the Participant's service to the Company or its subsidiaries.

     2. Definitions.

             A. "Board of Directors" or "Board" means the Board of Directors of the Company.

             B. "Change of Control" means, with respect to the Company, the occurrence of any one or more of the following events:

                    (1) the acquisition by any individual or entity of the legal or beneficial ownership of securities of the Company resulting in such person having 20% or more of the total votes that may be cast for the election of directors of the Company;

                    (2) the approval by stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company (including a plan of liquidation or dissolution) or the merger or consolidation of the Company with or into another corporation, in accordance with the requirements of Certificate of Incorporation of the Company and applicable law; or

                    (3) as a result of, or in connection with, any tender offer, exchange offer, merger or other business combination which results in the failure of individuals who are members of the Board of Directors immediately prior to such event to continue to constitute the majority of the Board.

             C. "Committee" means the Compensation Committee of the Board of Directors, or any successor committee appointed by resolution of the Board.

             D.   "Company" means Kaneb Services, Inc. , a Delaware Corporation.

             E. "Common Stock" means the Common Stock of the Company, no par value.

             F. "Compensation" means, with respect to a Director, his regular cash payment from the Company in respect of his service as a Director.

             G. "Initial Contribution Period" means the two-year period commencing August 16, 1996 and ending August 15, 1998.

             H. "Contributions" means the cumulative amount of Compensation which has been credited to a Participant's Deferred Stock Unit Ledger Account, in accordance with Section 7 hereof.





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             I.  "Deferred Stock Unit" or "DSU" means a unit credited to a
             Participant's Deferred Stock Unit Ledger Account in accordance with Section 7 hereof.

             J. "Deferred Stock Unit Ledger" or "DSU Ledger" means a bookkeeping record maintained by the Company which, among other things, reflects the name of each Participant, the number of DSUs which have been purchased on his or her behalf under the Plan and the vesting status of the DSUs for such Participant.

             K. "Disability" means the inability of a Participant, through life-threatening illness or other life-threatening cause or event, as determined in the discretion of the Committee, based on the advice of competent physicians of their selection, to continue in the employment of the Company for a consecutive period of six (6) months or more, as determined by the Committee.

             L. "Entrance Date" means the date on which an Eligible Director elects to become a Participant in the Plan by delivering to the Company the election authorization described in Section 6 hereof and all periods of revocability of participation have expired.

             M. "Eligible Director" or "Director" means any non-employee Director of the Company.

             N. "Final Valuation Date" means, with respect to a Participant, the earlier to occur of the following dates: (i) the date on which a Participant is not reelected to the Board; (ii) the date of a Participant's death or Disability; (iii) the date on which the Company undergoes a Change of Control; or, (iv) any date selected by the Participant, as indicated on the Participant's election authorization, which is on or after August 16, 1999.

             O.   "Initial Valuation Date" means August 16, 1996.

             P. "Participant" means each Eligible Director who elects to participate in the Plan pursuant to Section 5 hereof.

             Q. "Plan" means this Kaneb Services, Inc. Non-Employee Directors Deferred Stock Unit Plan, as the same may be amended from time to time.

             R.   "DSU Value"  means:

                    (1) on any Final Valuation Date on or after August 16, 1998, the dollar value of DSUs determined by multiplying the number of DSUs credited to the DSU Ledger account of a Participant by the closing sale price per share of the Company's Common Stock on the New York Stock Exchange on such date (or, if there is no reported sale on such date, on the last preceding date on which such sale occurred); or,

                    (2) on any Final Valuation Date after August 15, 1996 but before August 16, 1998, the amount of cash compensation actually deferred by the Participant as of such Final Valuation Date divided by the amount of total, aggregate compensation that would have been deferred by such Participant through the end of the Contribution Period, multiplied by the number of DSUs credited to the DSU Ledger account of a Participant, then multiplied by the closing price of the Company's Common Stock on the Final Valuation Date (or, if there is no reported sale on such date, on the last preceding day on which any such reported sale occurred).




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             S.  "Fully Vested" shall mean a Participant's right to receive the
             DSU Value when computed pursuant to Section 2, item R (1) above.

             T. "Partially Vested" shall mean a Participant's right to receive the DSU Value when computed pursuant to Section 2, item R (2) above.

             U. "Early Final Valuation Date" means a Final Valuation Date prior to August 15, 1998.

      3. Administration.

             A. The Plan shall be administered by the Committee.

             B. The Committee may make such rules and regulations for the conduct of its affairs, and subject to the provisions of the Plan, interpret the Plan, amend the Plan and make all other determinations and perform such actions as it deems necessary or advisable to administer the Plan.

             C. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

     4. Notification of Eligibility. The Committee shall notify such person in writing of their eligibility prior to the Initial Valuation Date.

     5. Method of Participation. Each Eligible Director may elect to participate in the Plan by executing and delivering to the Company, on or before August 15, 1996 an election authorization described in Section 6 below. Such Eligible Director shall thereby become a Participant effective as of August 16, 1996 and shall remain a Participant until such Participant or his or her beneficiary, as the case may be, has received payment of the DSU value of such Participant's Deferred Stock Units in accordance with Section 9 hereof, or until such Participant's rights are earlier forfeited as provided in Section 11 hereof. Upon the effectiveness of the Participant's election to participate, each Participant shall be granted a non-qualified stock option to purchase shares of Common Stock of the Company for a price equal to the closing sale price of the Company's Common Stock on the Initial Valuation Date. The number of shares subject to such non-qualified stock option and vesting provisions attached thereto shall be determined by the Committee in its sole discretion. Upon the grant of such non-qualified stock option to a Participant, the Company and the Participant shall execute a non-qualified stock option agreement.

     6. Election Authorization. The Company shall furnish to each Eligible Director an election authorization in such form or forms as the Committee shall proscribe. The election authorization shall request a deferral of pay during the Contribution Period of an amount up to 100% of such Participant's annual Compensation (but not less than 10% of such Participant's annual compensation). No election authorization shall be effective sooner than the next payroll period that begins after the Company's receipt of the election authorization. All amounts deferred in accordance with a Participant's election authorization shall be credited to such Participant's account under the Deferred Stock Unit
Ledger, as more fully described herein.   No interest shall be payable on such
accounts.

     7. Establishment and Maintenance of Deferred Stock Unit Ledger. Concurrent with the establishment of the Plan, the Company shall establish a Deferred Stock Unit Ledger which shall be used as the official record and method of identifying the number and value of DSUs credited to a Participant's individual account under the DSU Ledger. The DSU Ledger will reflect, with respect to each Participant's respective account thereunder: (i) the name of each Participant; (ii) the amounts actually deferred (as of the relevant date) from his or her Compensation in accordance with his or her election authorization; (iii) the number of his or her Deferred Stock Units to which such Participant's Contributions equate; (iv) the vesting status of the DSUs credited to each respective Participant's DSU Ledger account; and,(v) such other information as the Committee or its designee shall deem appropriate. For this purpose, the number of




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DSUs to be initially credited to each Participant's respective account shall be the number of DSUs determined by dividing (x) the aggregate amount of the Participant's Compensation to be deferred over the Contribution Period by (y) the closing price per share of the Company's Common stock on the New York Stock Exchange on the Initial Valuation Date.

     8. Amount and Form of Payment. On a Participant's Final Valuation Date, such Participant or his or her beneficiary, as the case may be, shall be entitled to receive an amount equal to the DSU Value of such Participant's Fully Vested or Partially Vested DSUs, determined as of such Final Valuation Date, and to be distributed in the manner described herein. All amounts distributed to Participants or beneficiaries on a Final Valuation Date that is prior to August 15, 1998, shall be paid in cash. All amounts distributed to Participants or beneficiaries on a Final Valuation Date that is after August 15, 1998, shall be in shares of the Company's Common Stock, unless the Committee in its sole discretion elects to make such payment in cash. The Company may satisfy its obligation to deliver shares of stock hereunder from treasury shares, from authorized but unissued shares of Common Stock, or by
repurchasing shares of its Common Stock on the open market.   The Company
shall, where applicable, issue and deliver to the Participant certificates representing shares of its Common Stock as soon as practicable after the DSU Value of such Participant becomes due and payable hereunder; provided however, that the obligation of the Company to deliver shares of Common Stock shall be postponed for such period of time as may be necessary to register or qualify such shares under the Securities Act of 1933, as amended, or any applicable state securities law or in order to list such shares with the New York Stock Exchange.

     9. Timing of Payment. The Company shall pay to such Participant, or to his or her beneficiary, as the case may be, the DSU Value of the Participant's DSUs in the form determined in accordance with Section 8 above, in a single lump-sum no later than sixty (60) days following such Participant's Final Valuation Date; provided however, that on or before his or her Entrance Date, the Participant may elect that his or her DSU Value be paid in accordance with such alternate payment schedule as the Committee in its sole discretion may approve.

     10. Beneficiary Designation. Prior to the Initial Valuation Date, each Participant shall file with the Company a beneficiary designation on such form or forms as the Committee shall proscribe naming one or more beneficiaries to succeed to the Participant's right to receive payments hereunder in the event of his or her death. The Participant shall have the right to change such beneficiary designation from time to time; provided, however, that no such change shall become effective until received in writing by the Committee or its designee.

     11. Forfeiture of Deferred Stock Units. Notwithstanding any other provision hereof, on a Participant's Final Valuation Date, any DSUs not Partially Vested or Fully Vested shall be forfeited.

     12. Contingent Right to Receive DSU Value. The right of each Participant to payment and distribution of the DSU Value is contingent only upon, and subject to, forfeiture as provided in Sections 11 and 15. Title to and beneficial ownership of any assets, whether cash or investments, tangible or intangible, which the Company may set aside or designate to meet its contingent deferred obligations hereunder shall at all times remain vested in and with the Company and no Participant or beneficiary shall under any circumstances acquire any interest in any general or specific assets of the Company. Nothing contained herein shall be deemed to create a trust of any kind or to create a fiduciary relationship between the Company or the Committee (or its designee(s)) and a Participant. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than that of any unsecured general creditor of the Company.

     13.   Limitation on Rights.  Nothing in this Plan shall be construed to:

             A. give any employee of the Company any unilateral right to be named an Eligible Director or a Participant in the Plan;




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             B.   give a Participant any rights whatsoever with respect to
             shares of Common Stock of the Company;

             C.   give a Participant any rights of a shareholder of the Company;

             D. limit in any way the right of the shareholders of the Company to elect, or choose not to elect a Participant to the Board.

             E. be evidence of any agreement or understanding, express or implied, that the Company will engage the services of a Participant in any particular position or at any particular rate of remuneration.

     14. Dividends and Dilution. The existence of outstanding Deferred Stock Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization, or any other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or any right thereto, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

     15. Transferability of Contingent Right to Future Payments. No right or payment under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or payment hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of any person entitled to such benefits. If any Participant or beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or payment shall, in the discretion of the Committee, either cease and terminate absolutely or be held by the Company for the sole benefit of the Participant or such beneficiary, his or her spouse, children or other dependents, or any of them in such manner and in such proportion as the Committee shall deem proper, free and clear of the claims of any other party whatsoever.

     16. Adjustments Upon Changes in Common Stock. In the event that the Company shall effect a split of its Common stock or declare a dividend payable in Common Stock, or in the event that the outstanding Common Stock shall be combined into a smaller number of shares, the number of DSUs of any Participant shall be increased or decreased proportionately, in a manner deemed appropriate by the Committee. In the event of a reclassification of Common Stock not encompassed by the foregoing, or in the event of a liquidation or reorganization of the Company, including a merger, consolidation or sale of assets, the Committee shall make such adjustments, if any, as it may deem appropriate in the number of DSUs of any Participant that are subject to the Plan. The provisions of this Section shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid government statute, regulation or rule.

     17. Financial Hardship. Upon written petition of the affected Participant, in a manner specified by the Committee, the Committee may in its sole discretion, with satisfactory documentation from the Participant, determine a Final Valuation Date for the affected Participant. The value at such Final Valuation Date shall be determined as provided for under Section 2, Items R(1) and R(2) above. Should the affected Participant be a member of the Committee, he or she shall abstain from any vote or decision with regard to his own petition for Financial Hardship.

     18. Withholding Taxes. As of the Effective Date of this Plan, the Company believes that it has no obligation to withhold taxes from Eligible Directors of the Company; however, if the Company in its discretion determines that it is obligated to withhold any tax in connection with the payment or vesting of benefits with respect to Deferred Stock Units, the Company may withhold from the Participant's




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remuneration the appropriate amount of the tax.  At the discretion of the
Company, the amount required to be withheld may be withheld in cash from such remuneration or in cash or in kind from cash or the Common Stock, respectively, deliverable to the Participant under the terms hereof. If the Company or any subsidiary does not withhold an amount from the Participant's remuneration sufficient to satisfy the withholding obligation of the Company or such subsidiary, the Participant shall be required to make reimbursement on demand, in cash, for the amount underwithheld

     19. Amendment or Termination of Plan. The Company may amend this Plan in whole or in part at any time and from time to time. Notice of any such amendment shall be given in writing to each Participant and beneficiary of a deceased participant. No amendment shall operate retroactively to deprive any Participant or beneficiary of any benefit hereunder to which he or she is then entitled. The Company may terminate the Plan at any time. Notice of any such termination shall be given in writing to each participant and beneficiary of a deceased Participant. No such termination shall be operate retroactively to deprive any Participant or beneficiary of any benefit hereunder to which he or she is then entitled.

     20.   Gender.   Reference hereunder to the male gender shall be deemed to
include the female and neuter genders, unless otherwise stated or indicated by the circumstances.

     21. Headings. All the headings set forth in this Plan are intended for convenience only and shall not control or affect the meaning, construction or effect of this Plan.

     22. Severability. In case any term in this Plan shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term, nor the validity of the other terms of this Plan, shall in any way be affected thereby.

     23. Applicable Law. To the extent not in conflict with applicable federal law, the laws of the State of Texas shall govern the validity, construction and interpretation of this Plan.

     24. Effective Date. This Plan has been approved by the Board of Directors, effective as of the 16th day of August, 1996.